Exhibit 4.20

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT is made September 25, 2026 (the “Agreement”), by and between GOWell Technology Limited, an exempted company incorporated under the laws of the Cayman Islands, as assignor (the “Assignor” or the “Company”), and GOWell Energy Technology, an exempted company incorporated under the laws of the Cayman Islands, as assignee (the “Assignee” or “PubCo”, and together with the Assignor, the “Parties” and each, a “Party”).

RECITALS:

A. The Company, PubCo, and Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp., the “SPAC”) have entered into that certain Business Combination Agreement dated as of October 13, 2025 (as amended from time to time, the “BCA”), pursuant to which, among other things, the Company is required to issue ordinary shares of a par value of US$0.0001 each in the Company, subject to vesting, surrender and other terms set forth in the Grant Agreements (defined below), to certain officers and directors of the SPAC as consideration for services rendered and to be rendered to PubCo (the “Restricted Share Grant”).

B.   In connection with the Restricted Share Grant, the Company has entered into Restricted Share Grant Agreements with certain officers and directors of the SPAC, each dated the date hereof (collectively, the “Grant Agreements” and each, a “Grant Agreement”), pursuant to which the Company has granted Company Restricted Shares (as defined in the Grant Agreements) subject to the vesting, surrender, and other terms set forth therein.

C. Pursuant to Section 9 of each Grant Agreement, the Company may, without the applicable Grantee’s consent, assign such Grant Agreement (and all of its rights and obligations thereunder) to PubCo or any successor entity pursuant to the BCA or any assignment and assumption agreement entered into in connection with the transactions contemplated by the BCA, and upon such assignment PubCo shall be substituted for the Company for all purposes thereunder.

D. In connection with the consummation of the transactions contemplated by the BCA, the Company desires to assign to PubCo, and PubCo desires to assume from the Company, all of the Company’s rights, interests, and obligations under each Grant Agreement (collectively, the “Assigned Interests”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The “Recitals” above are hereby adopted and incorporated herein by reference and made part of this Agreement.

2. Assignment and Assumption. Effective as of the Second Merger Effective Time (as defined in the BCA), and in furtherance of the assumption and conversion of the Company Restricted Shares into PubCo Restricted Shares pursuant to Section 2.2(d) of the BCA, the Company hereby irrevocably assigns, transfers, and conveys to PubCo all of the Company’s right, title, and interest in and to the Assigned Interests, and PubCo hereby assumes and agrees to perform, discharge, and be bound by all of the Company’s obligations under each Grant Agreement. From and after the Second Merger Effective Time, PubCo shall be substituted for the Company for all purposes under each Grant Agreement, and each reference therein to the “Company” shall be deemed a reference to PubCo.

3. Representations. Each Party represents and warrants to the other that: (a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed, and delivered and constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms; and (c) pursuant to Section 10 of each Grant Agreement, no consent of any Grantee is required in connection with the assignment and assumption contemplated hereby.

4. Grant Agreement Obligations. From and after the Second Merger Effective Time, PubCo shall assume and perform all obligations of the Company under each Grant Agreement, including without limitation obligations with respect to vesting, surrender, share adjustments, shareholder rights, compliance with securities laws, the issuance and registration of PubCo Restricted Shares (as defined in each Grant Agreement), and the updating of PubCo’s register of members or book-entry records.

5. No Amendment of Grant Agreements. Except as expressly set forth herein, nothing in this Agreement shall amend, modify, or otherwise alter any term or provision of any Grant Agreement, and the Grant Agreements shall remain in full force and effect in accordance with their respective terms, subject to the substitution of PubCo for the Company as provided herein.

6. Binding Nature. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

7. Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without giving effect to any choice or conflict of laws provision or rule.

8. Further Assurances. From time to time after the date hereof, at the reasonable request of the other Party, each Party agrees to execute and deliver any further instruments and take any further action as may be reasonably necessary to carry out the transactions contemplated hereby, including providing notice of this assignment and assumption to each Grantee.

9. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. Entire Agreement. This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements with respect thereto. This Agreement may not be amended or modified except by a written instrument duly executed by each Party.

11. Counterparts. This Agreement may be executed in any number of counterparts (including by electronic signature), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. After exchange, each counterpart will be an original and all of the counterparts together will constitute the same document. The words “execution”, “signed” and “signature” herein shall be deemed to include electronic signatures, including any electronic signatures as defined in the Electronic Transactions Act (Revised) (the “ETA”), or the keeping of records in electronic form including any electronic record, as defined in the ETA, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including without limitation the ETA; provided, however, that section 8 and 19(3) of the ETA will not apply to this Agreement or the execution or delivery thereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, each of the undersigned has executed this Assignment as of the date first above written.

ASSIGNOR:
GOWell Technology Limited

By:	/s/ Guillaume Borrel
	Name:	Guillaume Borrel
	Title:	Chief Executive Officer

ASSIGNEE:
GOWell Energy Technology

By:	/s/ Mike Reed
	Name:	Mike Reed
	Title:	Chief Financial Officer

[Signature Page to Assignment]